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                                                                     Exhibit 8.1


                               September 25, 2000



Equity Residential Property Trust
Two North Riverside Plaza
Chicago, Illinois 60606


ERP Operating Limited Partnership
Two North Riverside Plaza
Chicago, Illinois 60606



Ladies and Gentlemen:

     We have acted as counsel to Grove Property Trust, a Maryland real estate investment trust (the "Company"), and Grove Operating, L.P., a Delaware limited partnership (the "Operating Partnership"), in connection with the Registration Statement on Form S-4 (No. 333-44576) (the "Registration Statement"), of ERP Operating Limited Partnership and Equity Residential Properties Trust, relating to the offering of the units of limited partnership interest (the "Units") for which the Registration Statement was filed. In connection therewith, you have requested our opinion that: (i) commencing with the Company's taxable year ended December 31, 1994 and continuing for its taxable years ending on each December 31 thereafter through 1999, the Company was organized and has operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and its current organization and method of operation during calendar year 2000 to the date of this letter will enable it to continue to meet the requirements for qualification and taxation as a REIT, and (ii) the Operating Partnership has been during and since 1997 and continues to be treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation.

     All defined terms used herein shall have the same meaning as in the Registration Statement.


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                        FACTS AND ASSUMPTIONS RELIED UPON

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including, but not limited to, the Registration Statement, a letter, dated August 24, 2000, from John Collins of Ernst & Young to Mr. Robert Pisker, Chief, Quality Measurement Section, Connecticut-Rhode Island District, Internal Revenue Service, requesting a closing agreement from the Internal Revenue Service (the "Closing Agreement") and the analyses of qualifying income and assets prepared by the Company with the assistance of the Company's accountants. We have also received an Officer's Certificate representing the accuracy of certain facts pertaining to the operations of the Company, the Operating Partnership and its subsidiary partnerships.

     In our examination of documents, we have assumed, with your consent, that the Internal Revenue Service concludes that the Company did not lose its REIT status by virtue of any of the actions disclosed in the Closing Agreement, all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company and with the Company's accountants.

                                    OPINIONS

     Based upon and subject to the foregoing, we are of the following opinions:

     (1) Commencing with the Company's taxable year ended December 31, 1994, and continuing for its taxable years ending on each December 31 thereafter through 1999, the Company was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and its current organization and method of operation during calendar year 2000 to the date of this letter will enable it to continue to meet the requirements for qualification and taxation as a REIT.

     (2) The Operating Partnership has been during and since 1997 and continues to be treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation.

     (3) The statement of federal income tax matters and consequences described in the Registration Statement under the headings "Summary-Tax Consequences," "Summary-Risk Factors," "Risk Factors-Grove L.P. Limited Partners Who are Subject to a Deficit


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Restoration Obligation to Grove L.P. and Who Elect to Receive ERP Units May
Recognize Taxable Gain as a Result of the Partnership Merger if They Do Not Enter into a Deficit Restoration Obligation with ERP," "Risk Factors-Limited Partners of Grove L.P. Who Elect to Receive ERP Units May Recognize Taxable Gain If They Are Relieved of an Amount of Liabilities in Excess of Their Tax Basis in the ERP Units They Receive," "Risk Factors-Limited Partners of Grove L.P. Who Contributed Partnership Interests in Any of Grove's Retail Properties to Grove L.P. and Who Do Not Participate in the Retail Sale Transaction May Recognize Substantial Tax Gain as a Result of the Retail Sale Transaction," and "Material Federal Income Tax Consequences," to the extent it constitutes matters of federal income tax law or legal conclusions insofar as they relate to the consequences of both the retail sale transaction and the partnership merger to the partners of the Operating Partnership, and the entity classification of both the Company and the Operating Partnership for federal tax purposes, is accurate in all material respects.

     The opinions expressed herein are based upon the Code, the U.S. Treasury Regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein and the tax consequences to the Company and the investors in the Units. In addition, as noted above, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and in the event that any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate our opinion could be adversely affected. After reasonable inquiry, however, we are not aware of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion.

     This opinion is given as of the date hereof, and we assume no obligation to update this opinion to reflect any fact or circumstances that may hereafter come to our attention or any change in law or regulation that may hereafter occur.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us in the Registration Statement under the heading "Material Federal Income Tax Consequences".

                                                     Very truly yours,

                                                     /s/ Cummings & Lockwood


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                              GROVE PROPERTY TRUST

                              OFFICER'S CERTIFICATE

                                       TO

                               CUMMINGS & LOCKWOOD


Re:      Registration Statement on Form S-4;
         ERP Operating Limited Partnership

Dear Sir or Madam:

     This Certificate is supplied to you in connection with the issuance of your tax opinion contemplated in the Registration Statement on Form S-4 (No. 333-44576) (the "Registration Statement"), of ERP Operating Limited Partnership and Equity Residential Property Trust, relating to the offering of the units of limited partnership interest for which the Registration Statement was filed. All Section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended to the date hereof (the "Code").

     I, the undersigned Chief Operating Officer of Grove Property Trust (which, along with its wholly owned subsidiary corporations, limited liability companies, partnerships and Grove Operating, L.P. are hereinafter referred to as the "Company"), hereby certify, on behalf of Company, and its affiliates, to Cummings & Lockwood for the purpose of making the following representations upon which Cummings & Lockwood is entitled to rely in rendering its legal opinion regarding certain federal income tax issues, that the following statements are true and correct for the period beginning on April 4, 1994 through the date hereof:

     A. With respect to the Company's residential properties, the Company's activities have been and continue to be limited to the following:

     1. Company administers the leases, including negotiating the terms of the leases, collecting rent, and advertising.

     2. Company maintains and repairs the common areas of its properties. Maintenance services include pest control, landscaping, lighting, painting, snow removal, trash collection, and janitorial services. Company repairs and replaces the following systems: heating, ventilation and air conditioning, electrical, plumbing, fire protection, security alarm, and storm and drainage. Company paints and refurbishes vacated apartments, undertakes minor emergency repairs, and authorizes and supervises any tenant improvements.


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     3. The properties generally offer free parking facilities for use by the tenants and their guests. At some properties, tenants may reserve parking spaces for a small fee, and are charged for the right to park more than one vehicle. The facilities have no attendants and Company provides only lighting, security and general lot maintenance.

     4. Some properties offer recreational facilities for the use of the tenants, and for a nominal fee, their guests. Such facilities include clubhouses, pools, tennis courts, exercise rooms and picnic areas. Most facilities do not have lockers, and except as required by local law, the pools do not have pool attendants. Tenants may rent the clubhouses for a nominal fee. Company represents that similar properties in the surrounding geographic areas offer comparable facilities.

     5. Company provides and does not separately bill for heat and hot water. Electricity and sometimes gas are separately metered by unit. When separately metered, tenant pays the cost of electricity and gas directly to the utility companies, without profit to Company. Company represents that such billing arrangements are customary in the surrounding geographic area.

     6. Company does not realize any cable TV or telephone commission income.

     7. Company first rented 10 furnished "corporate" apartment units at its Riverbend complex in 1997 with terms ranging from three to twelve months. The rent for such units are slightly higher than comparable nonfurnished units. No maid service is provided to the residents of such corporate units.

     The services identified above are usually rendered in connection with the rental of apartments for occupancy in the surrounding geographical areas where the properties are located.

     8. The Company provides laundry facilities at all of its properties and either collects all revenues for its own account, or is paid a commission by unrelated third parties who provide and maintain the equipment.

     The services identified above are usually rendered in connection with the rental of apartments for occupancy in the surrounding geographical areas where the properties are located.

     B. With respect to its nonresidential properties, Company's activities have been and continue to be limited to the following:

     1. Company performs property maintenance and repair services, including landscaping, sweeping, snow removal, and other general maintenance of common areas, assures the integrity of the roofing systems and the parking lots.

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     2. Company administers a marketing fund. A marketing fund consists of amounts paid by the tenants under the terms of their leases as a "marketing charge" or "marketing dues" together with an amount contributed by Company. Promotional activities will be conducted through such means as institutional advertising campaigns, special events, shows, displays, songs, billboards, seasonal events, and the distribution of promotional literature. Company does not conduct promotional activities primarily for the benefit of a single tenant or a few tenants but rather promotes and markets the various properties in general to induce the shopping public to frequent them.

     3. Company may undertake construction projects to expand certain existing properties. Company may also undertake other construction projects involving tenant improvements or customizing leased premises as an inducement for a tenant to enter into or to extend a lease. Company does not earn a profit on these projects. Company may also install heating, ventilation, and air conditioning systems (HVAC) and sprinkler systems in leased premises and provide temporary trash removal services to tenants prior to the commencement of the lease. Tenant improvements may be designed and constructed by the tenant or by Company, or through Independent Contractors, on behalf of the tenant. Company's construction, architectural, and engineering employees (or independent contractors) will review construction and tenant improvement design proposals. This review will be necessary for Company to ensure that improvements will not impair the value of leased premises, all work is completed in compliance with building codes and zoning restrictions, and the design is aesthetically pleasing.

     4. Company employees will periodically inspect leased premises to confirm that tenants are complying with their maintenance obligations. Company employees will also perform "exit inspections" each time a tenant vacates leased space in one of the properties. Any damage caused by a tenant that is discovered during the exit inspection will have to be repaired either by the tenant or by Company at the tenant's expense. Company employees will also assist in leasing activities by providing prospective tenants with access to vacant space.

     Company will also make repairs and perform certain services with respect to vacant space after the termination of a lease and before making the premises available to new tenants. While these repairs and services may vary from premises to premises, they generally will consist of painting, HVAC repair or replacement, carpet replacement, and other miscellaneous repairs.

     5. Company allows local telephone companies to install pay telephones at some of the properties. Company does not receive a commission from the telephone companies from the pay telephones installed on the properties' premises. Company does not own or lease the telephones and is not responsible for the repair or maintenance of the telephones. In addition, Company will allow other vendors to install newspaper racks, soda machines, and other similar vending machines in common areas of the properties. Company is not responsible for the repairs or maintenance of the vending machines.

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     6. Company will provide parking areas at the properties for the tenants and their employees and customers. Use of parking stalls will be offered on an unreserved, complimentary basis. Company, however, will provide reserved handicapped parking stalls as mandated by federal, state, or local law. Company will provide customary maintenance, cleaning, snow removal, and lighting for the parking lots. Company will not provide attendants, reserved parking, or any significant services in connection with the parking areas.

     7. Company will provide utility services such as electricity, gas, water, and sewage treatment to its tenants. All such services are individually metered, or no charge is made for the service. Except for de minimus amounts, Company earns no commissions or other income from tenants or utility providers with respect to the provision of utility services. The rents that have been or will be received by the Company (directly or indirectly) with respect to the Properties have not, and will not, depend in whole or in part on the income or profits derived by any person (including a tenant or subtenant) from such Properties (except that such amounts may be based on a fixed percentage or percentages of gross receipts or sales).

     The above described services are customarily provided to tenants of a similar class of building in the relevant geographical markets in which the properties are located.

     C. As to organizational and other operational matters:

     1. Commencing with its taxable year ending December 31, 1994, Company timely and properly filed an election to be taxed as a "real estate investment trust" under Code Section 856(c)(1). Company has not revoked any such election and has no present intention to revoke such election.

     2. The Company has been managed by one or more trustees for its entire existence.

     3. The beneficial ownership of Company has been evidenced by transferable shares for its entire existence.

     4. At all times during the period beginning January 1, 1995 through the date hereof, Company has had at least one hundred shareholders of record.

     5. At no time during Company's existence was more than fifty percent of the value of the Company shares owned by five or fewer individuals (taking into account the constructive ownership rules of Section 856(h) of the Code). (The foregoing stock ownership test is referred to herein as the "personal holding company ownership test.") For purposes of this representation, the Company understands that organizations described in Section 501(c)(17) of the Code (relating to certain supplemental

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unemployment compensation funds) and Section 509(a) of the Code (relating to certain private foundations), and a trust (or portion thereof) permanently set aside to be used exclusively for the charitable purposes described in Section 642(c) of the Code or corresponding provision of a prior income tax law will be considered to be an "individual." The Company also understands that the following constructive ownership rules apply in determining whether the personal holding company ownership test is satisfied:

           (a) Shares of the Company that are owned, directly or indirectly, by or for a corporation, partnership, trust or estate are considered to be owned proportionately by such entity's shareholders, partners, or beneficiaries (the "entity attribution rule"). If a trust (including a pension trust qualifying under Section 401(a) of the Code) owns, directly or indirectly, any shares of the Company, its beneficiaries will be treated as owning such shares based on their respective actuarial interests in the trust.

           (b) An individual is considered to own shares of the Company that are owned, directly or indirectly, by or for his family (the "family attribution rule"). "Family" is defined to include only the individual's brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants.

           (c) If a person has an option to acquire shares of the Company, such person is treated as owning the shares subject to the option (the "option attribution rule"). This rule would apply, for example, to stock options issued by the Company.

           (d) Shares of the Company that are treated as constructively owned by a person under the entity or option attribution rules are treated as actually owned by such person for purposes of again applying the entity and family attribution rules.

           (e) The family and option attribution rules are applied only if the effect would be to cause the Company to meet the personal holding company ownership test and thus fail to qualify as a REIT.

     6. The schedules prepared by the Company, with the assistance of Ernst & Young, regarding the Company's compliance with the 95% and 75% gross income tests under Section 856(c) of the Code for each Taxable Year and the 30% gross income tests under Section 856(c) of the Code for each Taxable Year beginning on or before August 5, 1997 are true and accurate in all material respects. Those schedules indicate that more than 95% of the total gross income of the Company, including its share of such income derived from Grove Operating, L.P. (the "Operating Partnership"), for such period consisted of the following types of gross income, each of which it has determined constitutes qualifying income for purposes of the 95% gross income test of Section 856(c) of the Code:

     (a) Rents from rental of apartment units (other than rents received from residents of "corporate" apartment units).

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     (b) Rents from residents of corporate units (excluding the portion of such rents that is estimated to be attributable to personal property leased in connection with such units and which therefore constitutes non-qualifying income).

     (c) Clubhouse and storage room rentals.

     (d) Garage and parking fees.

     (e) Administration, application, and cleaning fees charged to residents at the inception of a lease.

     (f) Late fees, returned check fees, and forfeited security deposits.

     (g) Laundry income.

     (h) Other interest income.

     Neither Company nor Operating Partnership has entered into any agreement or arrangement (and each has taken all measures within its control to ensure that no subsidiary of Company classified as a qualified REIT subsidiary ("QRS") and no related partnership, has entered into any agreement or arrangement) in connection with the rental of real property under which amounts payable to the Company, the Operating Partnership or any related entity are dependent in whole or in part on the income or profits derived from any tenant (or subtenant) of such properties (except that such amounts may be based on a fixed percentage or percentages of gross receipts or sales)

     7. Neither Company nor Operating Partnership has rendered services themselves or through a related entity or any other affiliate with respect to any real property in which Company, directly or through Operating Partnership or a related entity, had an interest that is less than or equal to 50% unless Company (i) obtained either a ruling from the Internal Revenue Service or an opinion of counsel that the provision of such services would not disqualify the income from such real property as rents from real property or (ii) determined that, if the income from such real property did not qualify as rents from real property, such income (along with other nonqualifying income) would not cause Company to fail to meet the tests described in representation C.6 above.

     8. The gross income schedules referred to above indicate that more than 75% of the total gross income of the Company (including its share of such income derived from the Operating Partnership) for the Company's initial REIT year consisted of (i) income described in paragraphs 6(a) through (h) above.


     9. With respect to each property in which the Company or the Operating Partnership has owned an interest during each taxable year of their existence (whether directly or as previously held through Subsidiary Partnerships), the Company

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determined that the "Personal Property Adjusted Basis Ratio" (as defined below)
was less than or equal to 15% for each Taxable Year and all personal property was leased under or in connection with a lease of the real property owned by the Company. With respect to any such property, the Personal Property Adjusted Basis Ratio for any taxable year equals (i) the average of the adjusted basis of the personal property leased to the tenants of such property under substantially similar leases as of the beginning of each taxable year (or, if later, the date on which the Company or the Operating Partnership acquired the property) and as of the last day of the taxable year, divided by (ii) the average of the adjusted basis of all property (both real and personal) leased under such leases as of such dates. The Company understands that, for purposes of this calculation, leases of furnished apartments (such as corporate and guest apartments) are not substantially similar to leases of unfurnished apartments and therefore have not been included in the Personal Property Adjusted Basis Ratio determination.

     10. The Company and the Operating Partnership has maintained and will maintain appropriate records to determine the amount of time and expenses incurred by its employees on activities relating to the management and landscaping of the properties and has and will continue to charge a reasonable fee for any such services and other overhead-type services. The Company expects that, and will take all steps within its control to ensure that, the fees that it has charged or will charge for any such management and landscaping services will not cause the Company to fail to satisfy the 95% gross income test of
Section 856(c) of the Code.

     11. For each of its taxable years the Company has paid dividends equal to at least the sum of ninety-five percent of its taxable income for such year computed without regard to dividend distributions and excluding net capital gain, plus ninety-five percent of the excess of net income from foreclosure property over the tax on such income, minus any excess non-cash income.

     12. With respect to each subsequent taxable year, the Company will take all measures within its control to ensure that sufficient distributions are made on a timely basis to its shareholders to satisfy the annual distribution requirements of Section 857 of the Code.

     13. All dividends declared during October, November or December of each taxable year to shareholders of record on the specified date within such month that were paid by January 31st of the following taxable year have been treated as dividends paid in the preceding taxable year for purposes of the preceding representation.

     14. All dividend distributions have been pro rata as to all shareholders in proportion to their common stock ownership and no shareholders have received any preferential distributions.

     15. With respect to any tenant or subtenant from whom the Company or the Operating Partnership has received or will receive rents (directly or indirectly), neither

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the Company nor the Operating Partnership has owned or will own, directly or indirectly, (i) in the case of any corporate tenant or subtenant, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total number of shares of all classes of stock of such tenant or subtenant, or (ii) in the case of any noncorporate tenant or subtenant, an interest of 10% or more of the assets or net profits of such tenant or subtenant, taking into account the constructive ownership rules of Section 856(d) of the Code.

     16. With respect to each taxable year ending on or before December 31, 1997, less than 30% of the Company's recognized gross income (taking into account its allocable share of Operating Partnership's gross income) for such year was derived from the sale or other disposition of (i) stock or securities (including interest rate swap agreements) held by the Company for less than one year at the time of sale or other disposition, and (ii) real property (including interests in mortgage loans secured by real property) held by the Company for less than four years at the time of sale or other disposition.

     17. On December 31, 1999 and on the last day of each subsequent calendar quarter thereafter through June 30, 2000 (the "testing dates"), at least 75% of the fair market value of the total gross assets of the Company (taking into account its allocable share of the Operating Partnership's gross assets) on such testing dates consisted of the following types of assets:

           (a) Land.

           (b) Buildings, including wiring, plumbing systems, elevators, escalators, and other structural components thereof, but not including any personal property associated with such real property (such as apartment or resident manager's office furnishings, draperies, carpets and appliances).

           (c) Loans (including accrued interest thereon) directly secured by a duly recorded mortgage on real property of the type described in paragraphs (a) or (b) above.

           (d) Cash and cash items, including cash on hand, time and demand deposits with financial institutions, and receivables arising in the ordinary course of the Company's operations other than those purchased from another person, but not including bankers' acceptances or repurchase agreements.

           (e) Securities (including accrued interest thereon) issued or guaranteed by the United States or by a person controlled or supervised by and acting as an instrumentality of the United States, pursuant to any authority granted by Congress, or any certificate of deposit for any of the foregoing.

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           (f) Any stock or debt instruments attributable to the temporary investment of new equity capital. The Company understands that this category of qualifying real estate asset applies only for the one-year period beginning on the date the Company received the equity capital in question.

     18. On each of the testing dates, not more than 25% of the fair market value of the total gross assets of the Company (taking into account its allocable share of the Operating Partnership's gross assets) consisted of securities (other than securities of the type referred to in paragraphs 17(c), (d), (e) and (f) above.

     19. At the close of each testing date, the Company did not own debt and equity securities of any one issuer having a fair market value greater than 5% of the fair market value of the Company's total gross assets as of such date, taking into account the Company's allocable share of the Operating Partnership's gross assets. In particular, as of the close of each testing date, the combined fair market value of the debt and equity securities that were owned by the Operating Partnership was substantially less than 5% of the fair market value of the Operating Partnership's total gross assets on each such date. The Company will take all necessary measures to ensure that the aggregate fair market value of such debt and equity securities will not exceed 5% of the fair market value of the Operating Partnership's total gross assets at any time in the future.

     20. At the close of each testing date, the Company did not own securities of any one issuer representing more than 10% of the outstanding voting securities of such issuer.

     21. With respect to the representations in paragraphs C. 17., 18., and 19. above, the Company determined the fair market values of its assets at the close of each testing date in good faith, and in the case of securities, used market quotations to determine the value of such securities except where such quotations were not available.

     22. The Company has maintained and will continue to maintain sufficient records to establish that it has complied with the 75% asset test.

     23. Neither Company, Operating Partnership, nor any related entity has entered into or has any present intention to enter into any agreement or arrangement for the performance of services to tenants, other than for services which are (a) not rendered primarily for the convenience of the tenants, and (b) customarily furnished or rendered in connection with the rental of real property. Any services provided to tenants that are rendered primarily for the convenience of the tenants or that are not customarily furnished or rendered in connection with the rental of real property have been and will be in the future provided by an Independent Contractor, and in the case of services rendered or to be rendered by an Independent Contractor, neither Company, Operating Partnership, related entity, or affiliate of any of them has derived or has any present intention to derive any income from such Independent Contractor.

     24. The Company did not have any earnings and profits at the end of any taxable year that were attributable to taxable years of the Company beginning prior to 1994, or to taxable years of any predecessor corporation, for which a REIT election was not in effect.

     25. No independent contractor providing services to the Company's tenants has owned thirty-five percent or more of the Company's shares. No person who owns thirty-five percent or more of the Company's shares owns thirty-five percent or more of the total combined voting power of any such independent contractor, nor thirty-five percent or more of the interest in assets or net profits of such an independent contractor that is not a corporation.

     26. No such independent contractor was an employee of the Company; has ever had common employees, officers, or directors with the Company; nor has the Company received any income from any such independent contractor.

     27. All such independent contractors received fair market compensation for the services performed, bore all costs for non customary services provided by the independent contractor to the Company's tenants, and received and retained a separate charge from the tenants for such services.

     28. All of the Company's assets have been acquired other than through foreclosure.

     29. Neither the Company nor any of its subsidiary partnerships owns any shares in any corporate entity, except with respect to the shares in corporate entities which serve as the sole general partner of those subsidiary partnerships and as to which: (i) all of the shares of such corporate entities have been 100% directly owned by the Company throughout the period of existence of such corporate entity; or (ii) were the subject of a Section 338 election in connection with their purchase.

     30. Neither the Company nor any of its subsidiary corporations have been a party to any tax-free reorganizations.

     31. The Operating Partnership has been and will continue to be operated in accordance with the terms of the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act.

     32. Each of the Subsidiary Partnerships was operated in accordance with the terms of its respective partnership agreement and the Revised Uniform Limited Partnership Act.

     33. No limited partnership interests in the Operating Partnership ("Units") or interests in any Subsidiary Partnership were traded on (a) any national securities exchange which is either registered under the Securities Exchange Act of 1934 or exempted from registration because of the limited volume of transactions; (b) any local exchange, (c) any over-the-counter market characterized by an interdealer quotation system which regularly disseminates quotations of obligations by identified brokers or dealers; by electronic means or otherwise, or (d) any substantial equivalent thereof, and Company has no intention to permit any Units or interests in any Subsidiary Partnership to be so traded.

     34. No Units have been or will be issued in an offering of Units registered under the Securities Act of 1933, and the Operating Partnership at no time has had or will have more than 500 partners (taking into account as a partner each person who indirectly owns an interest through a partnership, a grantor trust, or an S corporation).

     35. No interests in any Subsidiary Partnership were issued in a transaction registered under the Securities Act of 1933, and no Subsidiary Partnership at any time had more than 500 partners (taking into account as a partner each person who indirectly owns an interest through a partnership, a grantor trust, or an S corporation).

     34. The Company and the Operating Partnership has not added any substantial new line of business since March 17, 1997 (the date that the Operating Partnership first acquired commercial property and the Company began to provide management services) other than the development or acquisition of apartment communities.

     36. The undersigned is familiar with the requirements for qualification as a REIT under the Code and believes that (i) Company has satisfied such requirements for all periods of its existence and (ii) Company will satisfy such requirements for all periods after the date hereof.

     37. The undersigned is a duly elected officer of Company. In such capacity, the undersigned has access to relevant information regarding each of the factual matters set forth above and has consulted with other employees and officers of Company and the Operating Partnership regarding such factual matters, none of whom have disagreed in any respect with any of the representations set forth above.

     38. Company has advised you of any matter of which it has been advised by independent legal counsel or accounting advisors or of which Company or its employees is aware that could, if adversely decided, adversely affect Company's ability to satisfy the requirement for continued taxation as a REIT under the Code.

     D. None of the Company's residential properties or nonresidential properties are listed for sale, and the Company has no present intention of selling any such properties.

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


     Finally, all factual statements and representations contained in both (i) the letter (the "IRS Letter") dated August 24, 2000 from John Collins of Ernst & Young to Mr. Robert Pisker, Chief, Quality Measurement Section, Connecticut-Rhode Island District, Internal Revenue Service requesting a closing agreement from the Internal Revenue Service, and (ii) the form of closing agreement attached to the IRS Letter (the "Form of Closing Agreement") are true and correct, and for purposes of rendering your opinion you may assume that the Internal Revenue Service has entered into the Form of Closing Agreement with the Company.

     The foregoing is provided in connection with the preparation of your opinion. We understand that your opinion will be premised on the basis that all of the facts, representations and assumptions on which you are relying, whether contained herein or elsewhere, are accurate and complete and will be accurate and complete on and after the date hereof.

     I have executed this Certificate as of this 25th day of September, 2000.

                                               GROVE PROPERTY TRUST


                                               By: /s/ Edmund Navarro
                                                   -----------------------------
                                                   Name: Edmund Navarro
(Corporate Seal)                                   Its:  Chief Operating Officer


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